Exhibit 3.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

DCP MIDSTREAM GP, LLC

This Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of DCP Midstream GP, LLC (this “Amendment”), is hereby adopted, executed and agreed to by DCP Midstream, LLC (formerly Duke Energy Field Services, LLC), as the Sole Member (“Sole Member”) of the Company.

RECITALS

A.	Reference is made to that certain Amended and Restated Limited Liability Company Agreement of DCP Midstream, GP, LLC dated as of December 7, 2005 (the “Agreement”), as amended by Amendment No. 1, dated January 20, 2009 (capitalized terms used but not defined herein shall have the meaning given thereto in the Agreement).

B.	The Sole Member desires to amend the Agreement to delete Section 6.02(e)(iv) of the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement is hereby amended by deleting Section 6.02(e)(iv) effective as of February 14, 2013.

2. Attachment I to the Agreement is hereby amended by deleting the definition of Compensation Committee.

3. Except as modified herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Sole Member has executed this Amendment No. 2 as of February 14, 2013.

DCP MIDSTREAM, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Group Vice President, General Counsel and Corporate Secretary